Exhibit 99.1

The Scotts Miracle-Gro Company	NEWS

ScottsMiracle-Gro Announces Financial Results for Fiscal 2011;

Sales and Adjusted Earnings in Line with Recently Updated Guidance

•	Full-year sales decline 2% to $2.84 billion, Q4 sales decline 1% to $417 million

•	Scotts LawnService reports 5% full-year sales increase, record operating income

•	Full-year adjusted EPS of $2.76 compares to $3.24 in fiscal 2010

MARYSVILLE, Ohio (November 8, 2011) – The Scotts Miracle-Gro Company (NYSE: SMG), the world’s leading marketer of branded consumer lawn and garden products, today reported net sales for fiscal 2011 of $2.84 billion. The decrease of 2 percent from 2010 levels was due primarily to poor weather throughout the U.S. lawn and garden season as well as lower sales in the mass merchant retail channel.

Adjusted income from continuing operations – which excludes product registration and recall matters, as well as impairment, restructuring and other charges – was $182.6 million, or $2.76 per share, compared with $218.8 million, or $3.24 per share in fiscal 2010.

“While 2011 was perhaps the most challenging lawn and garden season I can recall, I was encouraged that consumer participation was strong when the weather cooperated and that both our International consumer business and Scotts LawnService had solid performance on a full-year basis,” said Jim Hagedorn, chairman and chief executive officer. “In the U.S., however, poor weather in the peak weeks of both the spring and fall lawn and garden seasons prevented us from ever really establishing momentum. Those facts, coupled with higher commodity costs and changes to the merchandising strategies at a key retailer led to a disappointing result.

“As we look ahead, we’re optimistic that sales will rebound strongly in fiscal 2012. Year-over-year comparisons should be easier if weather approaches something more normal, plus we are bringing meaningful innovation to the marketplace. While we see top line growth of at least 6 percent in 2012, we will not provide EPS guidance until our Analyst Day meeting in February due to the continued variability of commodity costs and work still being done to finalize next year’s marketing plans.”

FOURTH QUARTER RESULTS

Company-wide sales for the quarter ended September 30 were $417.2 million, a decrease of 1 percent from the same period a year ago. Sales in the Global Consumer segment declined 8 percent to $308 million. Excluding the impact of foreign exchange, Global Consumer sales decreased 9 percent.

Scotts LawnService reported sales of $83.4 million, an increase of 5 percent from the comparable quarter in 2010.

On an adjusted basis, the company-wide gross margin rate was 26.2 percent in the quarter, compared with 30.3 percent a year earlier. Zero-margin sales to ICL, which acquired the Company’s Global Professional business during the second quarter, was the primary reason for the decline, followed by negative product mix and higher than expected commodity costs.

Selling, general and administrative expenses (SG&A) were $136.7 million, down 9 percent from $151 million a year earlier. The decrease was primarily driven by the elimination of variable compensation due to the Company’s overall financial performance for the year.

The operating loss for the Global Consumer segment was $28.2 million, compared with a loss of $9.1 million for the same period last year. Scotts LawnService reported operating income of $23.2 million, compared with $21.7 million a year ago. The company-wide adjusted loss from continuing operations before income taxes was $44.3 million.

Adjusted loss from continuing operations – which excludes product registration and recall matters, as well as impairment, restructuring and other charges – of $28.8 million in the quarter, or $0.46 per share, compared with a loss of $18.6 million, or $0.28 per share a year earlier. The reported loss from continuing operations was $71.7 million, or $1.16 per share, compared with $33.1 million, or $0.50 per share, in the prior year. The quarter included impairment, restructuring and other charges of $62.3 million as well as product registration and recall-related charges of $3.6 million.

FULL-YEAR RESULTS

Global Consumer sales declined 4 percent to $2.53 billion, a decline of 5 percent when excluding the impact of foreign exchange. Within the segment, sales in the U.S. declined by 7 percent for reasons previously stated. International sales increased by 7 percent.

“We were pleased with our International performance this year, especially considering the weather challenges in Canada and the unexpected bankruptcy of one of our largest retail partners in the UK during the peak of the lawn and garden season,” Hagedorn said. “Innovation was a large driver of these results, specifically the continued success of our EZ Seed product line. In addition, our Canadian business benefitted significantly from the launch of natural lawn care products.”

Scotts LawnService sales increased 5 percent for the year to $235.6 million. The business continued to benefit from improved sales efforts, higher customer satisfaction rates and improved customer retention. The results are in line with the guidance provided at the beginning of the year.

“The Scotts LawnService team continues to overcome the macro economic environment and, this year, also overcame challenges due to poor weather,” Hagedorn said. “For the third year in a row SLS posted record operating income. We are confident in the continued success of this business and consider it a meaningful part of our long-term growth strategy.”

On an adjusted basis, the company-wide gross margin rate declined 110 basis points to 36.1 percent. SG&A decreased 1 percent for the year to $688.5 million.

Company-wide adjusted income from continuing operations before income taxes was $285.5 million. The Global Consumer segment reported operating income of $425.6 million and Scotts LawnService reported operating income of $25.9 million.

Adjusted income from continuing operations – which excludes product registration and recall matters, as well as impairment, restructuring and other charges – was $182.6 million for the year, or $2.76 per share, compared with of $218.8 million, or $3.24 per share a year earlier. Reported income from continuing operations was $121.9 million, or $1.84 per share, compared with $200.5 million, or $2.97 per share, in the prior year.

The Company recorded impairment, restructuring and other charges of $76.1 million, as well as product registration and recall-related charges of $14.6 million.

Adjusted EBITDA was $392.7 million compared with $437.8 million.

The Company will discuss its results during a Webcast and conference call today at 9 a.m. Eastern Time. To participate in the conference call, please call 1-866-682-3515 (Conference ID: 20090664). A replay of the call can be heard by calling 1-855-859-2056. A Webcast of the call also will be available live at, http://investor.scotts.com.

An archive of the Webcast, as well as accompanying financial information regarding any non-GAAP financial measures discussed by the Company during the call, will be available on the Web site for at least 12 months.

About ScottsMiracle-Gro

With approximately $3 billion in worldwide sales, The Scotts Miracle-Gro Company, through its wholly-owned subsidiary, The Scotts Company LLC, is the world’s largest marketer of branded consumer products for lawn and garden care. The Company’s brands are the most recognized in the industry. In the U.S., the Company’s Scotts®, Miracle-Gro® and Ortho® brands are market-leading in their categories, as is the consumer Roundup® brand, which is marketed in North America and most of Europe exclusively by Scotts and owned by Monsanto. In the U.S., we operate Scotts LawnService®, the second largest residential lawn care service business. In Europe, the Company’s brands include Weedol®, Pathclear®, Evergreen®, Levington®, Miracle-Gro®, KB®, Fertiligène® and Substral®. For additional information, visit us at www.scotts.com.

Cautionary Note Regarding Forward-Looking Statements

Statements contained in this press release, other than statements of historical fact, which address activities, events and developments that the Company expects or anticipates will or may occur in the future, including, but not limited to, information regarding the future economic performance and financial condition of the Company, the plans and objectives of the Company’s management, and the Company’s assumptions regarding such performance and plans are “forward-looking statements” within the meaning of the U.S. federal securities laws that are subject to risks and uncertainties. These forward-looking statements generally can be identified as statements that include phrases such as “guidance,” “outlook,” “projected,” “believe,” “target,” “predict,” “estimate,” “forecast,” “strategy,” “may,” “goal,” “expect,” “anticipate,” “intend,” “plan,” “foresee,” “likely,” “will,” “should” or other similar words or phrases. Actual results could differ materially from the forward-looking information in this release due to a variety of factors, including, but not limited to:

•

The ongoing governmental investigations regarding the Company’s compliance with the Federal Insecticide, Fungicide, and Rodenticide Act of 1947, as amended, could adversely affect the Company’s financial condition, results of operations or cash flows;

•	Compliance with environmental and other public health regulations could increase the Company’s costs of doing business or limit the Company’s ability to market all of its products;

•	Increases in the prices of raw materials could adversely affect the Company’s results of operations;

•	The highly competitive nature of the Company’s markets could adversely affect its ability to maintain or grow revenues;

•

Because of the concentration of the Company’s sales to a small number of retail customers, the loss of one or more of, or significant reduction in orders from, its top customers could adversely affect the Company’s financial results;

•	Adverse weather conditions could adversely impact financial results;

•	The Company’s international operations make the Company susceptible to fluctuations in currency exchange rates and to other costs and risks associated with international regulation;

•	The Company may not be able to adequately protect its intellectual property and other proprietary rights that are material to the Company’s business;

•	The Company depends on key personnel and may not be able to retain those employees or recruit additional qualified personnel;

•	If Monsanto Company were to terminate the Marketing Agreement for consumer Roundup products, the Company would lose a substantial source of future earnings and overhead expense absorption;

•	Hagedorn Partnership, L.P. beneficially owns approximately 30% of the Company’s common shares and can significantly influence decisions that require the approval of shareholders;

•

The Company may pursue acquisitions, dispositions, investments, dividends, share repurchases and/or other corporate transactions that it believes will maximize equity returns of its shareholders but may involve risks.

Additional detailed information concerning a number of the important factors that could cause actual results to differ materially from the forward-looking information contained in this release is readily available in the Company’s publicly filed quarterly, annual and other reports. The Company disclaims any obligation to update developments of these risk factors or to announce publicly any revision to any of the forward-looking statements contained in this release, or to make corrections to reflect future events or developments.

Contact:

Jim King

Senior Vice President

Investor Relations & Corporate Affairs

(937) 578-5622

THE SCOTTS MIRACLE-GRO COMPANY

Results of Operations for the Three and Twelve Months

Ended September 30, 2011 and September 30, 2010

(in millions, except per share data)

(Unaudited)

Note: See Accompanying Footnotes on Page 11

			Three Months Ended			Twelve Months Ended
			September 30,	September 30,	%	September 30,	September 30,	%
	Footnotes		2011	2010	Change	2011	2010	Change
Net sales			$417.2	422.3	-1%	$2,835.7	$2,898.0	-2%
Cost of sales			307.8	294.5		1,811.2	1,819.1
Cost of sales—impairment, restructuring and other charges			18.3	—		18.3	—
Cost of sales—product registration and recall matters			—	1.5		3.2	3.0

Gross profit			91.1	126.3	-28%	1,003.0	1,075.9	-7%
% of sales			21.8%	29.9%		35.0%	37.1%

Operating expenses:
Selling, general and administrative			136.7	151.0	-9%	688.5	695.3	-1%
Impairment, restructuring and other charges			44.0	18.5		57.8	18.5
Product registration and recall matters			3.6	1.4		11.4	5.7
Other (income) expense, net			3.3	0.1		(1.7)	(6.7)

Income (loss) from operations			(96.5)	(44.7)	-116%	247.0	363.1	-32%
% of sales			-23.1%	-10.6%		8.7%	12.5%
Costs related to refinancing			—	—		1.2	—
Interest expense			13.7	8.2		51.0	43.2

Income (loss) from continuing operations before income taxes			(110.2)	(52.9)	-108%	194.8	319.9	-39%
Income tax expense (benefit) from continuing operations			(38.5)	(19.8)		72.9	119.4

Income (loss) from continuing operations			(71.7)	(33.1)	-117%	121.9	200.5	-39%

Income from discontinued operations, net of tax			18.3	0.5		46.0	3.6

Net income (loss)			$(53.4)	$(32.6)		$167.9	$204.1

Basic income (loss) per common share:	(1)
Income (loss) from continuing operations			$(1.16)	$(0.50)	-132%	$1.88	$3.03	-38%
Income from discontinued operations			0.30	0.01		0.72	0.05

Net income (loss)			$(0.86)	$(0.49)		$2.60	$3.08

Diluted income (loss) per common share:	(2)
Income (loss) from continuing operations			$(1.16)	$(0.50)	-132%	$1.84	$2.97	-38%
Income from discontinued operations			0.30	0.01		0.70	0.05

Net income (loss)			$(0.86)	$(0.49)		$2.54	$3.02

Common shares used in basic income (loss) per share calculation			62.0	66.5	-7%	64.7	66.3	-2%

Common shares and potential common shares used in diluted income (loss) per share calculation			62.0	66.5	-7%	66.2	67.6	-2%

Results from continuing operations excluding impairment, restructuring and other charges and product registration and recall matters:
Adjusted income (loss) from continuing operations	(4)		$(28.8)	$(18.6)	-55%	$182.6	$218.8	-17%

Adjusted diluted income (loss) per share from continuing operations	(2	)(4)	$(0.46)	$(0.28)	-66%	$2.76	$3.24	-16%

Adjusted EBITDA	(3	)(4)	$(27.5)	$(13.1)	-110%	$392.7	$437.8	-10%

THE SCOTTS MIRACLE-GRO COMPANY

Net Sales and Income (Loss) from Continuing Operations before Income Taxes by Segment for the

Three and Twelve Months Ended September 30, 2011 and September 30, 2010

(in millions)

(Unaudited)

The Company is divided into the following reportable segments: Global Consumer and Scotts LawnService®. This division of reportable segments is consistent with how the segments report to and are managed by senior management of the Company. The Company's reportable segments have been revised to reflect the sale of a significant majority of the assets of our previously reported Global Professional business segment, which is now reported in discontinued operations (see Footnote 5 on Page 11). Furthermore, reclassifications have been made to prior period segment amounts to reflect changes in the allocation of certain shared expenses among the segments, which in management's judgment better align those expenses with the associated drivers and benefits.

Segment performance is evaluated based on several factors, including income from continuing operations before amortization, product registration and recall costs, impairment and restructuring and other charges, which are not generally accepted accounting principle ("GAAP") measures. Management uses this measure of operating profit to gauge segment performance because we believe this measure is the most indicative of performance trends and the overall earnings potential of each segment.

Corporate & Other consists of the Company’s non-European professional seed business and revenues and expenses associated with the Company’s supply agreements with Israel Chemicals Ltd., as well as corporate and administrative expenses.

	Three Months Ended			Twelve Months Ended
	September 30, 2011	September 30, 2010	% Change	September 30, 2011	September 30, 2010	% Change
Net Sales:
Global Consumer	$308.0	$335.1	-8%	$2,533.2	$2,649.7	-4%
Scotts LawnService®	83.4	79.2	5%	235.6	224.1	5%

Segment total	391.4	414.3	-6%	2,768.8	2,873.8	-4%
Corporate and Other	26.0	8.2		67.7	25.0
Roundup® amortization	(0.2)	(0.2)		(0.8)	(0.8)

Consolidated	$417.2	$422.3	-1%	$2,835.7	$2,898.0	-2%

Income (Loss) from Continuing Operations before Income Taxes:
Global Consumer	$(28.2)	$(9.1)	-210%	$425.6	$490.7	-13%
Scotts LawnService®	23.2	21.7	7%	25.9	21.0	23%

Segment total	(5.0)	12.6		451.5	511.7

Corporate and Other	(22.9)	(33.3)		(102.4)	(110.7)
Roundup® amortization	(0.2)	(0.2)		(0.8)	(0.8)
Other amortization	(2.5)	(2.4)		(10.6)	(9.9)
Product registration and recall matters	(3.6)	(2.9)		(14.6)	(8.7)
Impairment, restructuring and other charges	(62.3)	(18.5)		(76.1)	(18.5)
Costs related to refinancing	—	—		(1.2)	—
Interest expense	(13.7)	(8.2)		(51.0)	(43.2)

Consolidated	$(110.2)	$(52.9)	-108%	$194.8	$319.9	-39%

THE SCOTTS MIRACLE-GRO COMPANY

Consolidated Balance Sheets

September 30, 2011 and September 30, 2010

(in millions)

(Unaudited)

	September 30,	September 30,
	2011	2010
ASSETS
Current assets
Cash and cash equivalents	$130.9	$88.1
Accounts receivable, net	323.5	350.9
Inventories, net	387.0	352.9
Assets held for sale	—	193.1
Prepaids and other current assets	138.5	133.1

Total current assets	979.9	1,118.1
Property, plant and equipment, net	394.7	381.3
Goodwill, net	309.1	305.8
Other intangible assets, net	319.6	330.2
Other assets	36.3	28.6

Total assets	$2,039.6	$2,164.0

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Current portion of debt	$3.2	$195.0
Accounts payable	150.0	141.7
Liabilities held for sale	—	45.3
Other current liabilities	314.1	354.8

Total current liabilities	467.3	736.8
Long-term debt	791.8	436.7
Other liabilities	220.7	226.0

Total liabilities	1,479.8	1,399.5
Shareholders' equity	559.8	764.5

Total liabilities and shareholders' equity	$2,039.6	$2,164.0

THE SCOTTS MIRACLE-GRO COMPANY

Reconciliation of Non-GAAP Disclosure Items for the Three

Months Ended September 30, 2011 and September 30, 2010

(in millions, except per share data)

(Unaudited)

Note: See Notes 3 and 4 to the Accompanying Footnotes on Page 11

	Three Months Ended September 30, 2011				Three Months Ended September 30, 2010
	As Reported	Product Registration and Recall Matters	Impairment, Restructuring and Other Charges	Adjusted	As Reported	Product Registration and Recall Matters	Impairment, Restructuring and Other Charges	Adjusted
Net sales	$417.2	$—	$—	$417.2	$422.3	$—	$—	$422.3
Cost of sales	307.8	—	—	307.8	294.5	—	—	294.5
Cost of sales—impairment, restructuring and other charges	18.3	—	18.3	—	—	—		—
Cost of sales—product registration and recall matters	—	—	—	—	1.5	1.5	—	—

Gross profit	91.1	—	(18.3)	109.4	126.3	(1.5)	—	127.8
% of sales	21.8%			26.2%	29.9%			30.3%

Operating expenses:
Selling, general and administrative	136.7	—	—	136.7	151.0	—	—	151.0
Impairment, restructuring and other charges	44.0	—	44.0	—	18.5	—	18.5	—
Product registration and recall matters	3.6	3.6	—	—	1.4	1.4	—	—
Other income, net	3.3	—	—	3.3	0.1	—	—	0.1

Loss from operations	(96.5)	(3.6)	(62.3)	(30.6)	(44.7)	(2.9)	(18.5)	(23.3)
% of sales	-23.1%			-7.3%	-10.6%			-5.5%

Interest expense	13.7	—	—	13.7	8.2	—	—	8.2

Loss from continuing operations before income taxes	(110.2)	(3.6)	(62.3)	(44.3)	(52.9)	(2.9)	(18.5)	(31.5)

Income tax benefit from continuing operations	(38.5)	(0.2)	(22.8)	(15.5)	(19.8)	(1.1)	(5.8)	(12.9)

Loss from continuing operations	$(71.7)	$(3.4)	$(39.5)	$(28.8)	$(33.1)	$(1.8)	$(12.7)	$(18.6)

Basic loss per share from continuing operations	$(1.16)	(0.05)	(0.65)	$(0.46)	$(0.50)	$(0.03)	$(0.19)	$(0.28)

Diluted loss per share from continuing operations	$(1.16)	(0.05)	(0.65)	$(0.46)	$(0.50)	$(0.03)	$(0.19)	$(0.28)

Common shares used in basic loss per share calculation	62.0	62.0	62.0	62.0	66.5	66.5	66.5	66.5

Common shares and potential common shares used in diluted loss per share calculation	62.0	62.0	62.0	62.0	66.5	66.5	66.5	66.5

Calculation of Adjusted EBITDA
Loss from continuing operations	$(71.7)				$(33.1)
Income tax benefit from continuing operations	(38.5)				(19.8)
Income from discontinued operations, net of tax (excluding impact of Global Pro sale)	—				0.5
Income tax expense from discontinued operations (excluding tax impact of Global Pro sale)	—				0.8
Interest expense	13.7				8.2
Interest expense from discontinued operations	—				1.0
Depreciation	13.0				12.2
Amortization, including marketing fees	2.7				2.6
Impairment, restructuring and other charges	50.5				18.5
Product registration and recall matters	2.3				(0.9)
Mark-to-market adjustments on derivatives	0.5				—
Smith & Hawken closure process, non-cash portion	—				(3.1)

Adjusted EBITDA	$(27.5)				$(13.1)

THE SCOTTS MIRACLE-GRO COMPANY

Reconciliation of Non-GAAP Disclosure Items for the Twelve

Months Ended September 30, 2011 and September 30, 2010

(in millions, except per share data)

(Unaudited)

Note: See Notes 3 and 4 to the Accompanying Footnotes on Page 11

	Twelve Months Ended September 30, 2011				Twelve Months Ended September 30, 2010
	As Reported	Product Registration and Recall Matters	Impairment, Restructuring and Other Charges	Adjusted	As Reported	Product Registration and Recall Matters	Impairment, Restructuring and Other Charges	Adjusted
Net sales	$2,835.7	$—	$—	$2,835.7	$2,898.0	$—	$—	$2,898.0
Cost of sales	1,811.2	—	—	1,811.2	1,819.1	—	—	1,819.1
Cost of sales—impairment, restructuring and other charges	18.3	—	18.3	—	—	—	—	—
Cost of sales—product registration and recall matters	3.2	3.2	—	—	3.0	3.0	—	—

Gross profit	1,003.0	(3.2)	(18.3)	1,024.5	1,075.9	(3.0)	—	1,078.9
% of sales	35.4%			36.1%	37.1%			37.2%
Operating expenses:
Selling, general and administrative	688.5	—	—	688.5	695.3	—	—	695.3
Impairment, restructuring and other charges	57.8	—	57.8	—	18.5	—	18.5	—
Product registration and recall matters	11.4	11.4	—	—	5.7	5.7	—	—
Other (income) expense, net	(1.7)	—	—	(1.7)	(6.7)	—	—	(6.7)

Income from operations	247.0	(14.6)	(76.1)	337.7	363.1	(8.7)	(18.5)	390.3
% of sales	8.7%			11.9%	12.5%			13.5%
Costs related to refinancing	1.2	—	—	1.2	—	—	—	—
Interest expense	51.0	—	—	51.0	43.2	—	—	43.2

Income from continuing operations before income taxes	194.8	(14.6)	(76.1)	285.5	319.9	(8.7)	(18.5)	347.1
Income tax expense from continuing operations	72.9	(2.6)	(27.4)	102.9	119.4	(3.1)	(5.8)	128.3

Income from continuing operations	$121.9	$(12.0)	$(48.7)	$182.6	$200.5	$(5.6)	$(12.7)	$218.8

Basic income per share from continuing operations	$1.88	$(0.19)	$(0.75)	$2.82	$3.03	$(0.08)	$(0.19)	$3.30

Diluted income per share from continuing operations	$1.84	$(0.18)	$(0.74)	$2.76	$2.97	$(0.08)	$(0.19)	$3.24

Common shares used in basic income per share calculation	64.7	64.7	64.7	64.7	66.3	66.3	66.3	66.3

Common shares and potential common shares used in diluted income per share calculation	66.2	66.2	66.2	66.2	67.6	67.6	67.6	67.6

Calculation of Adjusted EBITDA
Income from continuing operations	$121.9				$200.5
Income tax expense from continuing operations	72.9				119.4
Income from discontinued operations, net of tax (excluding impact of Global Pro sale)	6.5				3.6
Income tax expense from discontinued operations (excluding tax impact of Global Pro sale)	2.6				7.2
Costs related to refinancings	1.2				—
Interest expense	51.0				43.2
Interest expense from discontinued operations	1.7				3.7
Depreciation	50.3				48.5
Amortization, including marketing fees	11.4				10.7
Impairment, restructuring and other charges	64.3				18.5
Product registration and recall matters	8.4				(1.1)
Mark-to-market adjustments on derivatives	0.5
Smith & Hawken closure process, non-cash portion	—				(16.4)

Adjusted EBITDA	$392.7				$437.8

THE SCOTTS MIRACLE-GRO COMPANY

Footnotes to Preceding Financial Statements

Results of Operations

(1)	Basic income (loss) per common share amounts are calculated by dividing income (loss) from continuing operations, income from discontinued operations and net income (loss) by average common shares outstanding during the period.

(2)	Diluted income (loss) per common share amounts are calculated by dividing income (loss) from continuing operations, income from discontinued operations and net income (loss) by the average common shares and dilutive potential common shares (common stock options, stock appreciation rights, performance shares, performance units, restricted stock and restricted stock units) outstanding during the period. Since there is a loss for the three months ended September 30, 2011 and 2010, dilutive potential common shares were not included in the calculations for those periods because to do so would have been anti-dilutive.

(3)	“Adjusted EBITDA” is defined as net income (loss) before interest, taxes, depreciation and amortization as well as certain other items such as the impact of the cumulative effect of changes in accounting, costs associated with debt refinancing, and other non-recurring, non-cash items affecting net income. In addition, non-recurring cash items affecting net income that are incurred between April 3, 2011 and June 30, 2012 in an aggregate amount not to exceed $40 million are also excluded from the determination of adjusted EBITDA. Adjusted EBITDA is not intended to represent cash flow from operations as defined by generally accepted accounting principles and should not be used as an alternative to net income or income from continuing operations as an indicator of operating performance or to cash flow as a measure of liquidity.

(4)	The Reconciliation of Non-GAAP Disclosure Items includes the following non-GAAP financial measures:

Adjusted income (loss) from continuing operations and adjusted diluted income (loss) per share from continuing operations—These measures exclude charges or credits relating to refinancings, impairments, restructurings, product registration and recall matters, discontinued operations and other unusual items such as costs or gains related to discrete projects or transactions that are apart from and not indicative of the results of the operations of the business.

Adjusted EBITDA—The presentation of adjusted EBITDA is provided as a convenience to the Company’s lenders because adjusted EBITDA is a component of certain debt covenants.

The Company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). However, management believes that certain non-GAAP financial measures used in managing the business may provide users of this financial information additional meaningful comparisons between current results and results in prior operating periods. The Company believes that these non-GAAP financial meaures are the most indicative of the Company’s ongoing earnings capabilities and that disclosure of these non-GAAP financial measures therefore provides useful information to investors and other users of its financial statements, such as lenders. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP.

(5)	On February 28, 2011, the Company completed the previously announced sale of a significant majority of the assets of its global professional business (excluding the non-European professional seed business, “Global Pro”) to Israel Chemicals Ltd. for $270 million in an all-cash transaction, subject to certain adjustments at closing.

Beginning in the first quarter of fiscal 2011, the Company reclassified the assets and liabilities of Global Pro to assets and liabilities held for sale and included the results of operations of Global Pro in discontinued operations for all periods presented. The Global Pro results from discontinued operations include an allocation of interest expense relating to the amount of the Company’s senior secured credit facilities that were repaid from the sale proceeds.

During the first quarter of fiscal 2010, the Company completed the closure of its Smith & Hawken business. As a result, beginning in the first quarter of fiscal 2010 the Company included the results of operations of Smith & Hawken in discontinued operations for all periods presented.